United States securities and exchange commission logo





                       September 20, 2022

       Virginia Herring
       Chief Executive Officer
       1st Franklin Financial Corporation
       135 East Tugalo Street
       Toccoa, Georgia 30577

                                                        Re: 1st Franklin
Financial Corporation
                                                            Form 10-K for the
fiscal period ending December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 002-27985

       Dear Ms. Herring:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance